Exhibit 10.74
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED ON JULY 23, 2014)
TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS TIME-BASED RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), is made by and between Willis Group Holdings Public Limited Company and any successor thereto (the “Company”) and the individual (the “Associate”) who has signed or electronically accepted this Agreement (including the schedules attached hereto) in the manner specified in the Associate’s online account with the Company’s designated broker/stock plan administrator.
WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Restricted Share Units (as hereinafter defined) provided for herein to the Associate as an incentive for increased efforts during the Associate’s employment with the Company, its Subsidiaries (as defined in the Plan) or its Designated Associate Companies (as defined in the Plan), and has advised the Company thereof and instructed the undersigned officer to prepare said Agreement;
NOW, THEREFORE, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
Defined terms used in this Agreement shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.
Section 1.1 - Good Cause [or Cause]
“Good Cause” [or “Cause”] [shall have the meaning ascribed in the Associate's employment agreement.]
Section 1.2 - Good Reason
“Good Reason” [shall have the meaning ascribed in the Associate's employment agreement.]
Section 1.3 - Grant Date
“Grant Date” shall mean the date set forth in a schedule to the Agreement or communicated to the Associate through his or her online account with the Company’s designated broker/stock plan administrator.
Section 1.4 - Plan
“Plan” shall mean the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.
Section 1.5 - Pronouns
The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 1.6 - Restricted Share Units or RSUs
“Restricted Share Units” or “RSUs” shall mean a conditional right to receive Shares pursuant to the terms of the Plan and this Agreement upon vesting and settlement, subject to the Associate’s continued employment through each vesting date set forth in a schedule to the Agreement or provided to the Associate through the Associate’s online account with the Company’s designated broker/stock plan administrator, unless otherwise set forth in this Agreement.
Section 1.7 - Shares
“Shares” shall mean Ordinary Shares of the Company, Nominal Value of $0.000115 each, which may be authorized but unissued.
ARTICLE II
GRANT OF RESTRICTED SHARE UNITS
Section 2.1 - Grant of the Restricted Share Units
Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule A to this Agreement, the Company hereby grants to the Associate the number of RSUs specified in a schedule to the Agreement or as stated in the Associate’s online account with the Company’s designated broker/stock plan administrator. In circumstances where the Associate is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule B, the Associate agrees that the grant of RSUs pursuant to this Agreement is sufficient consideration for the Associate entering into such agreement.
Section 2.2 - RSU Payment
The Shares to be issued upon vesting and settlement of the RSUs must be fully paid up prior to issuance of Shares by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the RSUs is received by it on behalf of the Associate at the time the RSUs vest from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.
Section 2.3 - Employment or Service Rights
Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations, where applicable, the rights and obligations of the Associate under the terms of his office or employment with the Company or any Subsidiary or Designated Associate Company shall not be affected by his participation in this Plan or any right which he may have to participate in it. The RSUs and the Associate’s participation in the Plan will not be interpreted to form an employment agreement or service contract with the Company or any Subsidiary or a Designated Associate Company. The Associate hereby waives any and all rights to compensation or damages in consequence of his Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to vest in his RSUs as a result of such Termination of Service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Associate shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
Section 2.4 - Adjustments in RSUs Pursuant to Change of Control or Similar Event, etc.
Subject to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to the RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares subject to the RSUs; and/or (ii) the terms and conditions of the RSUs. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. Any such adjustment or determination made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons.

Section 2.5 - Employee Costs
The Associate acknowledges that, regardless of any action taken by the Company or, if different, the Employer the ultimate liability for all Tax-Related Items related to the Associate’s participation in the Plan and legally applicable to the Associate or deemed by the Company or the Employer, in their discretion, to be an appropriate charge to the Associate even if legally applicable to the Company or the Employer, is and remains the Associate’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Associate further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Associate’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Associate is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Associate acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Associate agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, the Associate authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following (provided the Committee does not indicate that alternative (iii) is unavailable):

(i)	withholding from the Associate’s wages or other cash compensation paid to the Associate by the Company and/or the Employer; or

(ii)
withholding from proceeds of the sale of Shares issued upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Associate’s behalf pursuant to this authorization without further consent); or

(iii)
withholding in Shares to be issued upon settlement of the RSU unless the Committee, in its sole discretion, indicates that this method of withholding is not available prior to the applicable taxable or tax withholding event.

Provided, however, that if the Associate is an officer of the Company under Section 16 of the Exchange Act (“Section 16 Officer”), such Section 16 Officer is entitled to elect the method of withholding from alternatives (i) through (iii) above, provided, that the Committee does not indicate that alternative (iii) is unavailable.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Associate will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Associate is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Associate agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Associate’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Associate fails to comply with the Associate’s obligations in connection with the Tax-Related Items.

Section 2.6 - Dividend Equivalents
As long as the Associate holds RSUs granted pursuant to this Award, the Company shall accrue for the Associate, on each date that the Company pays a cash dividend to holders of its Ordinary Shares, dividend equivalents equal to the total number of RSUs credited to the Associate under this Award multiplied by the dollar amount of the cash dividend paid per Share by the Company on such date. Dividend equivalents shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. The accrued dividend equivalents shall be subject to the same restrictions as the RSUs to which the dividend equivalents relate, and the dividend equivalents shall be forfeited in the event that the RSUs with respect to which such dividend equivalents were credited are forfeited. Upon vesting of the RSUs, or any portion thereof, the Company shall pay to the Associate in cash at the same time that the underlying RSUs are settled all accrued dividend equivalents following deduction for all applicable Tax-Related Items in accordance with Section 2.5.
Section 2.7 - Clawback Policy
The Company may cancel all or part of the RSUs or require payment by the Associate to the Company of all or part of any amount or Shares acquired by the Associate upon vesting and settlement of the RSUs pursuant to the Company’s Clawback Policy as stated in Section 10 of the Plan.
ARTICLE III
PERIOD OF VESTING AND ISSUANCE OF SHARES
Section 3.1 - Vesting Schedule and Forfeiture Provisions
(a)    Subject to the Associate’s continued employment with the Company, or any Subsidiary or a Designated Associate Company through the applicable vesting date, the RSUs shall vest according to the vesting schedule that is set forth in a schedule to the Agreement or provided to the Associate through the Associate’s online account with the Company’s designated broker/stock plan administrator, and become payable in accordance with Section 3.1(k) below.
(b)    In the event the vesting date falls on a date when the Company determines that the Associate is not permitted to sell Shares on the open market for any reason, including under the Company’s Insider Trading Policy (or any successor policy), then such vesting date instead shall be the later of: (i) the next business day of the next occurring open “window period” applicable to the Associate or (ii) the next business day when the Company determines that the Associate is not prohibited from selling Shares on the open market.
(c)    In the event of the Associate’s Termination of Service with the Company or any Subsidiary or Designated Associate Company, any unvested RSUs will be forfeited immediately by the Associate, subject to, and except as otherwise specified in and subject to, the terms and conditions of Sections 3.1(d) to 3.1(g) below.
(d)    In the event of the Associate’s Termination of Service as a result of (i) death; (ii) Permanent Disability; or (iii) within two years of a Change of Control, (x) a termination by the Employer without Good Cause [or Cause] or (y) a resignation for Good Reason by the Associate, the RSUs shall become fully vested with respect to all Shares underlying such RSUs on the Termination Date.
(e)    If the event of the Associate’s Termination of Service prior to, or more than two (2) years after, a Change of Control due to (i) a termination by the Employer without Good Cause [or Cause], (ii) resignation for Good Reason by the Associate, the Associate shall vest immediately on the date of the Termination of Service in such number of RSUs that would have vested as of the date of the Termination of Service after giving effect to service vesting credit equal to an additional twelve (12) months. If, after giving effect to the service vesting credit provided under this Section 3.1(e), the Associate is not deemed to have satisfied the requirement of continued employment through one or more of the applicable vesting dates pursuant to Section 3.1(a), any unvested RSUs shall be forfeited as of the date of Termination of Service.
(f)    In the event of the Associate’s Termination of Service for reasons other than a Termination by the Employer for Good Cause [or Cause] or the reasons set forth in Sections 3.1(d) or 3.1(e), the Committee may, in its

sole discretion, accelerate the vesting of all or a portion of the RSUs. If no determination is made as of the Termination Date, then the RSUs shall, to the extent not then vested, be immediately forfeited by the Associate.
(g)    Unless otherwise determined by the Committee, in its sole discretion, the Termination Date for purposes of this Section 3.1 and the Agreement will be the later of (i) the last day of the Associate’s active employment with the Company, its Subsidiaries or any Designated Associate Company or (ii) the last day of any notice period or garden leave, as provided for under the Associate’s employment or service contract or local law; provided, however, that in the case of U.S. taxpayers, the Termination Date shall mean a date that will allow the RSU to comply with Section 409A of the Code.
(h)     Except as otherwise set forth in Section 3.1(d) above, in the event of a Change of Control, the RSUs shall not automatically vest and the Committee shall have the sole discretion to accelerate the vesting of the RSUs without regard to whether the RSUs are assumed or substituted by a successor company.
(i)    The Associate agrees to execute and deliver or electronically accept, in the manner and within the period specified in the Associate’s online account with the Company’s designated broker/stock plan administrator, the Agreement including any applicable schedules thereto.
(j)    The Committee may, in its sole discretion, cancel the RSUs if the Associate fails to execute and deliver or electronically accept the Agreement and documents within the period set forth in Section 3.1(i).
(k)    Shares subject to RSUs that vest shall be delivered within one month following the applicable vesting date; provided, however, that if the RSUs are considered non-qualified deferred compensation subject to Section 409A of the Code (“Deferred Compensation”) as determined in the sole discretion of the Company and the Participant is a U.S. Taxpayer, the RSUs shall be settled on a date within 30 days of the earliest to occur of (i) the applicable vesting date set forth in Section 3.1(a), (ii) the Associate’s “separation from service” within the meaning of Section 409A of the Code, (iii) the Associate’s death and (iii) a “change in control event” within the meaning of U.S. Treas. Regs § 1.409A‑3(i)(5). In addition, if the RSUs are Deferred Compensation, the RSUs are settled upon the Participant’s separation from service, and the Participant is a U.S. Taxpayer and a “specified employee,” within the meaning of Section 409A of the Code, on the date the Participant experiences a separation from service, then the RSUs shall be settled on the first business day of the seventh month following the Participant’s separation from service, or, if earlier, on the date of the Participant’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code.
Section 3.2 - Conditions to Issuance of Shares
The Shares to be delivered upon the vesting date of the RSUs, in accordance with Section 3.1 of this Agreement, may be either previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the RSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for United States taxpayers:
(a)The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
(b)The Associate has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.
Without limiting the generality of the foregoing, the Committee may in the case of United States resident employees of the Company or any of its Subsidiaries require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs does not violate the Exchange Act and may issue stop-transfer orders in the United States covering such Shares.
Section 3.3 - Rights as Shareholder
The Associate shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Associate.

Section 3.4 - Limitation on Obligations
The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Associate of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. The RSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Associate for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Associate (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Associate (or his designated entities) or in the certificates themselves.
ARTICLE IV
ADDITIONAL TERMS AND CONDITIONS OF THE RSUs
Section 4.1 - Nature of Award
In accepting the RSUs, the Associate acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the RSU award is voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of a RSU, even if RSU awards have been granted in the past;
(c)all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)the Associate’s participation in the Plan is voluntary;
(e)the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;
(f)the RSUs and any Shares acquired under the Plan and the income and the value of the same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs or the underlying Shares resulting from the Associate’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Associate is employed or the terms of his employment agreement, if any), and in consideration of the RSU award to which the Associate is otherwise not entitled, the Associate irrevocably agrees never to institute any claim against the Company, any Subsidiary or Designated Associate Company or the Employer, waives the Associate’s ability, if any, to bring any such claim, and releases the Company, its Subsidiaries or Designated Associate Companies and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Associate shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and

(j)if the Associate is providing services outside the United States the Associate acknowledges and agrees that neither the Company, the Employer nor any Subsidiary or Designated Associate Company shall be liable for any foreign exchange rate fluctuation between the Associate’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Associate pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
Section 4.2 - No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Associate’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Associate is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.
ARTICLE V
DATA PRIVACY NOTICE AND CONSENT
Section 5 - Data Privacy
(a)    The Associate hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Associate’s personal data as described in this Agreement and any other RSU materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Designated Associate Companies for the exclusive purpose of implementing, administering and managing the Associate’s participation in the Plan.
(b)    The Associate understands that the Company and the Employer may hold certain personal information about the Associate, including, but not limited to, the Associate’s name, home address, telephone number, date of birth, social insurance number or other identification number (resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Associate’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
(c)    The Associate understands that Data will be transferred to Computershare or to any other third party assisting in the implementation, administration and management of the Plan. The Associate understands that the recipients of the Data may be located in the Associate’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Associate’s country. The Associate understands that, if he lives outside of the United States, he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Associate authorizes the Company, Computershare and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Associate understands that Data will be held only as long as is necessary to implement, administer and manage the Associate’s participation in the Plan. The Associate understands that if he resides outside the United States, he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. Further, the Associate understands that he is providing the consents herein on a purely voluntary basis. If the Associate does not consent, or if the Associate later seeks to revoke his consent, his employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Associate’s consent is that the Company would not be able to grant the Associate RSUs or other equity awards or administer or maintain such awards. Therefore, the Associate understands that refusing or withdrawing his consent may affect the Associate’s ability to participate in the Plan. For more information on the consequences of the Associate’s refusal to consent or withdrawal of consent, the Associate understands that he may contact his local human resources representative.

ARTICLE VI
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS
Section 6 - Restrictive Covenants and Other Obligations
In consideration of the grant of RSUs, the Associate shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule B. In the event the Associate does not sign and return or electronically accept the Agreement of Restrictive Covenants and Other Obligations in the manner specified within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the RSUs. If no such agreement is required, Schedule B shall state none or not applicable.
ARTICLE VII
MISCELLANEOUS
Section 7.1 - Administration
The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 7.2 - RSUs Not Transferable
Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Associate or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.
Section 7.3 - Binding Effect
The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
Section 7.4 - Notices
Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
Attention: Share Plans
and any notice to be given to the Associate shall be at his or her address.
By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Associate shall, if the Associate is then deceased, be given to the Associate’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Associate resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.
Section 7.5 - Titles
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 7.6 - Applicability of Plan
The RSUs and the Shares underlying the RSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 7.7 - Amendment
This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.
Section 7.8 - Governing Law
This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions; provided, however, that the Agreement of Restrictive Covenants and Other Obligations as set forth in Schedule B, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement without regard to conflicts of law provisions.
Section 7.9 - Jurisdiction
The State and Federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts; provided, however, where applicable that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreements shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.
Section 7.10 - Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Associate hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Associate accepts the electronic signature of the Company.
Section 7.11 - Language
If the Associate has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 7.12 - Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 7.13 - Schedule A
The RSUs shall be subject to any special provisions set forth in Schedule A for the Associate’s country of residence, if any. If the Associate relocates to one of the countries included in Schedule A during prior to the vesting of the RSUs, the special provisions for such country shall apply to the Associate, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.
Section 7.14 - Imposition of Other Requirements
The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Associate to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 7.15 - Insider Trading / Market Abuse Laws
The Associate acknowledges that, depending on his or her country, the Associate may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Associate is considered to have “inside information” regarding the Company (as defined by the laws in the Associate's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy. The Associate acknowledges that it is his or her responsibility to comply with any applicable restrictions, including those imposed under the Company’s Insider Trading Policy, and the Associate is advised to consult with his or her own personal legal and financial advisors on this matter before taking any action related to the Plan.
Section 7.16 - Waiver
The Associate acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Associate or any other Participant of the Plan
Section 7.17 - Counterparts.
This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
Section 7.18 - Code Section 409A.
For purposes of United States taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Associate to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Associate, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, the Company, its Subsidiaries and any Designated Associate Companies make no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.

Nothing in the Agreement shall provide a basis for any person to take action against the Company, its Subsidiaries or its Designated Associate Companies based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the RSUs granted hereunder, and the Company, its Subsidiaries and any Designated Associate Companies shall not under any circumstances have any liability to the Director or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

By the Associate’s execution or electronic acceptance of this Agreement (including the schedules attached hereto) in the manner specified in the Associate’s online account with the Company’s designated broker/stock plan administrator, the Associate and the Company have agreed that the RSUs are granted under and governed by the terms and conditions of the Plan and this Agreement (including the schedules attached hereto).

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

Schedule A
COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNIT AWARD AGREEMENT
(Performance and Time-Based Restricted Share Units)
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN
Terms and Conditions
This Schedule A includes additional terms and conditions that govern the Restricted Share Unit Award granted to the Associate under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Associates applicable Time-Based Restricted Share Unit Agreement or Performance-Based Restricted Share Unit Agreement (collectively referred to as the “Agreement”) if the Associate resides in one of the countries listed below. This Schedule A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.
Notifications
This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Associate’s country as of October 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Associate not rely on the information noted herein as the only source of information relating to the consequences of the Associate’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.
In addition, the information is general in nature. The Company is not providing the Associate with any tax advice with respect to the RSUs. The information provided below may not apply to the Associate’s particular situation, and the Company is not in a position to assure the Associate of any particular result. Accordingly, the Associate is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Associate’s country apply to the Associate’s situation.
Finally, if the Associate is a citizen or resident of a country other than the one in which the Associate is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Associate, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Associate.
IRELAND
Terms and Conditions
RSU Payment
This provision supplements Section 2.2 of the Agreement:
The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.
Notifications
Director Reporting Obligation
If the Associate is a director, shadow director (A shadow director is an individual who is not on the board of directors of the Company or an Irish Subsidiary but who has sufficient control so that the board of directors of the Company or Irish Subsidiary, as applicable, acts in accordance with the directions and instructions of the individual.) or secretary of the Company or an Irish Subsidiary whose interest in the Company represents more than 1% of the Company’s voting share capital, he or she must notify the Company or the Irish Subsidiary, as applicable, in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., RSUs, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).
United Kingdom
Terms and Conditions
RSU Payment
This provision supplements Section 2.2 of the Agreement:
The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.
Tax Withholding Obligations
The following provisions supplement Section 2.5 of the Agreement:
The Associate agrees that if he or she does not pay or the Employer or the Company does not withhold from the Associate the full amount of Tax-Related Items that the Associate owes at vesting, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”), within 90 days of the end of the U.K. tax year in which the Taxable Event occurred, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount of the uncollected income tax shall constitute a loan owed by the Associate to the Employer. The Associate agrees that the loan will bear interest at the official rate of HM Revenue & Customs (“HMRC”) and will be immediately due and repayable by the Associate, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Associate by the Employer, by withholding in Shares issued at vesting or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Associate. The Associate acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions (“NICs”) (including Employer NICs) at any time thereafter by any of the means referred to in Section 2.5 of the Agreement, although the Associate acknowledges that the Associate ultimately will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime.
Notwithstanding the foregoing, the Associate understands and agrees that if he or she is an officer or Director (as within the meaning of Section 13(k) of the Exchange Act), the Associate will not be eligible for such a loan to cover the income tax. In the event that the Associate is a Director or executive officer and the income tax is not collected from or paid by him or her by the Due Date, the Associate understands that the amount of any uncollected Tax-Related Items will constitute a benefit to him on which additional income tax and NICs (including Employer NICs) will be payable. The Associate understands and agrees that he will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any NICs due on this additional benefit.
UNITED STATES OF AMERICA
Notifications
Exchange Control Information
Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., RSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the RSUs/Shares exceeds certain thresholds (depending on the Associate’s filing status) with the Associate’s annual tax return. The Associate is advised to consult with his or her personal tax or legal advisor regarding any FATCA reporting requirements with respect to the RSUs or any Shares acquired under the Plan.

SCHEDULE B
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
This Agreement of Restrictive Covenants and Other Obligations for Employees in the United States (the “RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.
RECITALS
Whereas, Participant is employed by a Subsidiary of the Company;
Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time-based RSUs under the Company’s 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);
Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country specific terms thereto), and this RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;
Whereas, the Cash Awards are subject to the applicable award agreement (including any country specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this RCA in order to be eligible to receive a Cash Award;
Whereas, any Award granted to the Participant is subject to the terms and conditions of the Plan and/or the award agreement applicable to the Participant’s Award (including any country specific terms thereto), and this RCA and in consideration of the Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;
Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees any Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this RCA.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
Section 1 - Recitals
The Recitals set forth above are an integral part of this RCA, and are incorporated herein by reference.
Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4
“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Participant was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.

2.6
“Directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of or in concert with any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity) or otherwise.

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was (i) at any time during the period of twelve (12) months prior to that date employed by the Restricted Group, (ii) an employee with whom Participant had dealings, and (iii) employed by or engaged in the Business in a managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.10	“Plan” shall have the meaning set forth in the recitals.

2.11
“Relevant Area” shall mean the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions, within and outside of the United States of America, in which the Employer, the Company or any of its Subsidiaries has carried on Business in which the Participant has been involved or concerned or working on at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be an employed by Employer

2.12
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Employer, the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Employer, the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business) or for whose relationship with the Employer, the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.13	“Relevant Period” shall mean the period of twenty four (24) months following the date on which the Participant ceases to be employed by Employer.

2.14
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of six (6) months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Employer, the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.15	“Restricted Group” shall mean the Company and its Subsidiaries, including the Employer, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.16	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.
Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information to a Competitor, or otherwise, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3	The Participant shall not, for the Relevant Period, directly or indirectly for a Competitor or otherwise:
3.3.1        within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.3.2        within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3. 3.3     solicit for employment or entice away from the Restricted Group any Key Personnel; or
3. 3.4    employ or engage or endeavour to employ or engage any Key Personnel.

3.4
To the extent the Participant is a party to an Employment Agreement or other agreement with the Employer, the Company or any Subsidiary that contains post-employment covenants and restrictions, those post-employment covenants and restrictions shall be separate and apart and independent from the covenants and restrictions set forth in Sections 3.2 and 3.3 herein.

3.5
The Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, take any action or make any statement, written or oral, that disparages or criticizes the business or management of the Employer, the Company or any Subsidiary or any of its or their respective directors, officers, agents, employees, products or services.  Nothing contained herein limits or restricts any rights Participant may have to engage in protected concerted activity under the National Labor Relations Act.

3.6
Participant recognizes and agrees that the payment of damages will not be an adequate remedy for any breach by Participant of any of the covenants set forth in Section 3 of this RCA.  Participant recognizes that irreparable injury will result to Company and/or its Subsidiaries in the event of any such breach and therefore Participant agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Participant from violating any such covenant.

3. 7	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1	This RCA shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law principles.

4.2
Any suit, action or proceeding arising out of or relating to this RCA shall only be brought in the State and Federal Courts located in the County of New York, State of New York and the Parties hereto irrevocably and unconditionally submit accordingly to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Participant hereby irrevocably and unconditionally waives any objections he or she may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this RCA in the foregoing courts. The Participant further acknowledges that for purposes of N.Y.C.P.L.R. 327(b) and N.Y. G.O.L. Section 5-1402, the value of the Plan is in excess of One Million Dollars ($1,000,000) and the Participant hereby further irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in the foregoing courts has been brought in an inconvenient forum.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1
The Parties acknowledge that the provisions of this RCA are severable. If any part or provision of this RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.2
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement currently in effect by and between the Participant, on the one hand, and the Employer, the Company or any Subsidiary, on the other hand, including but not limited to any post-employment covenants and restrictions, and this RCA shall be in addition to, and not in place of any such agreements.

5.3
Nothing contained in this RCA constitutes a promise or agreement to employ the Participant for a guaranteed term or otherwise modify the terms and conditions of the Participant’s employment with the Employer.

Section 6 - Miscellaneous

6.1
This RCA, and the provisions hereof, may not be modified, amended, terminated, or limited in any fashion except by written agreement signed by both parties hereto, which specifically states that it is modifying, amending or terminating this RCA.

6.2
The rights and remedies of the Restricted Group under this RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations, and the successors and assigns of each of them.

6.3	The waiver by either party of any breach of this RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4
The Participant acknowledges that the Award constitutes adequate consideration to support the covenants and promises made by the Participant within this RCA regardless of whether such Award is ultimately beneficial to Participant.

6.5
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 of this RCA to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him or her and for or with whom Participant intends to work within the Relevant Period.

6.6	The various section headings contained in this RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.7
This RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.

6.8	Any provisions which by their nature survive termination of this RCA, including the obligations set forth in Sections 3 and 4, shall survive termination of this RCA.

6.9	This RCA has been executed on behalf of the Company electronically and the Participant accepts the electronic signature of the Company.

By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant's online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/
Name:
Title:
Participant:
Signature: ___________________________________________
Print Name: __________________________________________

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES
This Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States (the “Non-U.S. RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this Non-U.S.RCA.
RECITALS
Whereas, Participant is employed by a Subsidiary of the Company;
Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time-based RSUs under the Company’s 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);
Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country-specific terms thereto), and this Non-U.S. RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this non-U.S. RCA;
Whereas, the Cash Awards are subject to the applicable award agreement (including any country-specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this Non-U.S. RCA in order to be eligible to receive a Cash Award;
Whereas, the Participant acknowledges and agrees that he or she desires to receive the Awards and understands and agrees such Awards are subject to the terms and conditions set forth in the applicable Plan, the award agreement and this Non-U.S. RCA and such other written agreements and documentation as the Company or the Employer may require;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Awards, the sufficiency of which is acknowledged in this recital and within Section 5.4 below, the parties hereby agree as follows:
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES
Section 1 - Recitals
The Recitals set forth above are an integral part of this Non-U.S. RCA, and are incorporated herein by reference.
Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4	“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging. It is further provided that Competitor includes, but is not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation, Arthur J Gallagher & Co, Marsh Incorporated and Jardine Lloyd Thompson Plc.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Company or any of its Subsidiaries.

2.6
“directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Garden Leave” shall mean any period during any notice period where Employer requires the Participant to remain available to respond to questions and requests from the Employer, but not to perform any work or services for Employer (unless expressly instructed by Employer to do so) or to enter into the office(s) of the Restricted Group without the prior written consent of Employer.

2.10
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom the Participant had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.11	“Plan” shall have the meaning set forth in the recitals.

2.12
“Relevant Area” shall mean: such country or countries in which the Participant has carried on Business on behalf of the Company or any of its Subsidiaries in which the Participant has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which the Participant ceases to be employed by Employer.

2.13
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.14
“Relevant Period” shall mean the period of twelve months following the date on which the Participant ceases to be employed by Employer reduced by the length of any period of Garden Leave (if applicable) observed by the Participant at the instruction of Employer.

2.15
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.16	“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.17	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.
Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her senior management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3
The Participant shall provide a minimum of three months notice or such notice contained in the Participant’s Employment Agreement, whichever is the longer, in the event of his or her resignation from employment with Employer. The Participant shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, the Participant may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not the Participant is on Garden Leave, the Participant shall remain an employee of Employer and shall continue to receive the Participant’s full salary and benefits.

3.4
The Company or Employer shall have the discretion to apply a shorter period than the notice period set forth in 3.3 provided that in exercising this discretion and to the extent allowed by applicable law it shall pay to the Participant the value of the unexpired portion of his or her notice period.

3.5	The Participant shall not, for the Relevant Period, directly or indirectly:
3.5.1        within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.2        within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.3         solicit for employment or entice away from the Restricted Group any Key Personnel; or
3.5.4        employ or engage or endeavour to employ or engage any Key Personnel.

3.6
To the extent the Participant is a party to an Employment Agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.

3.7	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.
Section 4 - Non-Disparagement

4.1
The Employer and Participant agree not to act in any manner detrimental to each other or cause to be made any derogatory statements concerning each other (including an obligation on the Employer and Participant not to make any statement whether oral or in writing which may have the effect of damaging the reputation of the other) including, in Participant’s case, concerning the business, officers, employees, directors (including any non-executive directors or former directors), consultants, agents, distributors, clients or customers (whether former or current) or otherwise of the Restricted Group.

4.2
The Employer and Participant further agree that without the prior written consent of the other party they shall not make, or cause to be made, any statement or comment to the press (whether local, national or specialist) or any other media concerning Participant’s employment with the Employer or, where applicable, his or her termination of employment for any reason.

Section 5 - Governing Law & Jurisdiction

5.1	This Non-U.S. RCA shall be governed by and construed in accordance with the laws of the jurisdiction in which Participant is employed by Employer, without regard to its conflict of laws.

5.2
The courts of the jurisdiction in which the Participant is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Non-U.S. RCA and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.

Section 6 - Consideration, Severability, Beneficiaries & Effect on other agreements

6.1
The Participant acknowledges that the covenants and undertakings he or she has made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries, including for avoidance of doubt, Employer, on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Non-U.S. RCA.

6.2
The parties acknowledge that the provisions of this Non-U.S. RCA are severable. If any part or provision of this Non-U.S. RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Non-U.S. RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

6.3
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement entered into by the Participant with the Restricted Group and this Non-U.S. RCA shall be in addition to, and not in place of any such agreements. The Participant further acknowledges that in the event of any breach by the Participant of any provision contained in such agreements or this Non-U.S. RCA, the Company and/or any Subsidiary, including for avoidance of doubt Employer, may, in their discretion, enforce any term and condition of those agreements and/or this Non-U.S. RCA.

6.4	The Participant acknowledges that any Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by the Participant within this Non-U.S. RCA.
Section 7 - Miscellaneous

7.1	This Non-U.S. RCA may not be modified except by written agreement signed by both parties hereto.

7.2
The rights of the Restricted Group under this Non-U.S. RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.

7.3	The waiver by either party of any breach of this Non-U.S. RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

7.4
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him and for or with whom the Participant intends to work within the Relevant Period.

7.5	The various section headings contained in this Non-U.S. RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

7.6
This Non-U.S. RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Non-U.S. RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile copy of the signature page.

7.7.	Any provisions which by their nature survive termination of this Non-U.S. RCA, including the obligations set forth in Sections 3 and 4 shall survive termination of this Non-U.S. RCA.
By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/ ______ _
Name:
Title:
Participant:
Signature: ___________________________________________
Print Name: __________________________________________